                                   Exhibit 8
                                   ---------
         [MELTZER, LIPPE, GOLDSTEIN, WOLF & SCHLISSEL, P.C. LETTERHEAD]

                                    July 24, 1997


Extended Family Care Corporation, Inc.
One Old Country Road
Suite 335
Carle Place, NY  11514

T.P.C. Home Care Services, Inc.
One Old Country Road
Suite 335
Carle Place, NY  11514


         Re: Plan and Agreement of Merger of T.P.C. Home Care Services, Inc. with and into Extended Family Care Corporation, Dated as of March 18, 1997
                  --------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to the shareholders of Extended Family Care Corporation, a New York corporation ("EFCC"), in connection with the proposed merger (the "TPC Merger") of T.P.C. Home Care Services, Inc. ("TPC") with and into EFCC, pursuant to the Plan and Agreement of Merger of TPC with and into EFCC dated as of March 18, 1997 (the "TPC Merger Agreement").

         In so acting, we have participated in the preparation of the TPC Merger Agreement and the preparation and filing with the Securities and Exchange Commission of a Joint Proxy Statement of TPC and EFCC relating to the proposed TPC Merger and to the shares of common stock, par value $.01 per share, of EFCC to be issued to TPC shareholders in the TPC Merger pursuant to the TPC Merger Agreement (the "Joint Proxy Statement").

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 2


         As required by Article V of the TPC Merger Agreement, you have requested that we render the opinion set forth below. In rendering such opinion, we have made inquiry as to the underlying facts which we consider to be relevant to the conclusions set forth in this opinion. We have also examined and relied upon the accuracy as of the date hereof and as of the date of the closing of the TPC Merger of the representations and warranties as to factual matters set forth in the documents referred to above and the letter of representation, dated as of the date hereof, that EFCC has provided to us, a copy of which is attached hereto (the "Letter of Representation"). Our opinion is expressly predicated on the continuing validity of the Letter of Representation. We have no reason to believe that these representations and facts are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

         For purposes of this opinion, we have also reviewed such documents and materials as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. In our examination, we have assumed the genuineness of all signatures, the capacity of each party executing a document to execute such document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Capitalized terms used but not specifically defined herein shall have the meanings as defined in the TPC Merger Agreement.

         This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations promulgated thereunder (the "Regulations") and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Moreover, it is not possible to know whether any such changes will be made or court decisions or interpretations will be issued, or the effect, if any, that such changes or court decisions will have on our opinion. Any such change may adversely affect our conclusions. No ruling from the Internal Revenue Service (the "IRS") has been or will be sought on any of the issues discussed below, and there can be no assurance that the IRS will not take a contrary view as to the federal income tax consequences discussed below.

         This opinion does not address all of the federal income tax consequences that may be applicable to any particular holder subject to special treatment under United States federal income tax law or to any particular holder in light of such holder's

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 3


particular facts and circumstances. Certain holders may be subject to special and/or different rules not discussed below. In addition, this opinion does not address any aspect of state, local or foreign taxation.

         This opinion is limited solely to the federal law of the United States as in effect on the date hereof and the relevant facts that exist as of the date hereof. No assurance can be given that the law or facts will not change, and we have not undertaken to advise you or any other person with respect to any event subsequent to the date hereof.

         We are delivering this opinion to you, the Board of Directors and shareholders, without our prior written consent, no other persons are entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement and to the use of our name under the captions "The TPC Merger - Certain Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                      Facts
                                      -----

         EFCC is a New York public holding corporation with 32,000,225 shares of common stock issued and outstanding. Coss Holding Corp. ("Coss") owns 12,749,658 (39.84%) of such shares, Arbor Home Healthcare Holdings, LLC ("Arbor") owns 13,000,000 (40.63%) of such shares and public shareholders own 6,250,568 (19.53%). Arbor acquired its shares for $1,300,000 on August 21, 1996 and October 31, 1996 through the exercise of options granted on October 31, 1995.

         On January 21, 1997, when EFCC had minimal current earnings and profits, EFCC distributed to all of its shareholders with respect to their shares $750,000 of cash in the aggregate (the "EFCC Dividend"). Such distribution reduced the EFCC shareholders' basis in their EFCC shares, but not below zero. EFCC's only remaining assets are approximately $160,000 in cash, $150,000 in other current assets, 83% of the stock of TPC and $610,000 in intercompany debt from TPC. The other 17% of TPC is owned by many different shareholders.

         On December 6, 1996, TPC sold the assets, subject to liabilities, of its Jersey City, New Jersey division in a fully taxable transaction to Public Services, Inc. ("Buyer") for $175,000, evidenced by a promissory note, plus an amount equal to

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 4


12% of the gross revenues of Buyer in excess of $90,000 per month for a 24 month period. Buyer is owned 100% by Gary Melius, who is the husband of a shareholder of Coss, the voting trustee of Coss' shares in EFCC and owner of 25,000 shares of EFCC, but does not otherwise own any direct or indirect interest in TPC and is unrelated to all of the other shareholders of TPC and EFCC.

         In order to effect desired operating efficiencies in the corporate structure of EFCC by simplifying the current two-tiered structure, which no longer serves any business purpose and entails a substantial cost to maintain due to dual financial reporting, disclosure and administrative burdens, and to make it more attractive to potential purchasers, subsequent to the sale of TPC's Jersey City division and subsequent to the EFCC Dividend, TPC will merge into EFCC pursuant to the Business Corporation Law of the State of New York, with EFCC as the surviving entity (the "TPC Merger"). The shareholders of TPC (other than EFCC) will receive solely 6,554,264 EFCC shares in the TPC Merger, which represents 17% of all outstanding EFCC shares after such issuance.

                                 Representations
                                 ---------------

         In   connection   with  the   proposed   transaction,   the   following
representations  are being  made by EFCC to us,  as set  forth in the  Letter of
Representation:

         (a) The TPC Merger will be effected in accordance with the Plan and Agreement of Merger of TPC with and into EFCC dated as of March 18, 1997 and pursuant to New York State law.

         (b) The fair market value of the EFCC common stock received by each TPC shareholder will be approximately equal to the fair market value of the TPC stock surrendered in the exchange.

         (c) The minority shareholders of TPC acquired their TPC stock before the formulation of any plan in connection with the TPC Merger and not in contemplation of EFCC's subsequent acquisition of TPC.

         (d) As of the Effective Time, there will be no binding commitment or preconceived plan or arrangement on the part of the shareholders of TPC to sell, exchange or otherwise dispose of any of their EFCC stock received in the TPC Merger (including EFCC shares held prior to the TPC Merger), other than pursuant to the Star Merger.

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 5


         (e) EFCC has no plan or intention to reacquire any of its stock issued in the TPC Merger.

         (f) EFCC has no plan or intention to sell or otherwise dispose of any of the assets or stock of TPC acquired in the TPC Merger, except pursuant to the Star Merger.

         (g) The liabilities of TPC assumed by EFCC and the liabilities to which the transferred assets of TPC are subject were incurred by TPC in the ordinary course of its business and are associated with the business of TPC.

         (h) EFCC and the shareholders of TPC will pay their respective expenses, if any, incurred in connection with the TPC Merger and will not pay any of the expenses of the other in connection with the TPC Merger. EFCC will pay or assume only those expenses of TPC that are solely and directly related to the TPC Merger in accordance with the guidelines established in Rev. Rul.
73-54, 1973-1 C.B. 187.

         (i) There is no intercorporate indebtedness existing between EFCC and TPC that was issued, acquired or will be settled at a discount.

         (j)  EFCC and TPC are not investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

         (k) As of the Effective Time, TPC will not be under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (l) The fair market value of the assets of TPC transferred to EFCC will equal or exceed the sum of the liabilities assumed by EFCC plus the amount of liabilities, if any, to which the transferred assets are subject.

         (m) No cash will be paid to any of the shareholders of TPC pursuant to the TPC Merger other than cash payments to dissenting shareholders.

         (n) None of the compensation received by any shareholder- employees of TPC will be separate consideration for, or allocable to, any of their shares of TPC stock; none of the shares of EFCC stock received by any shareholder-employees of TPC will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 6


services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (o) TPC and EFCC intend to complete the TPC Merger whether or not the Star Merger is finalized. The Star Merger is not a requirement for the occurrence of the TPC Merger. TPC and EFCC do not have a binding commitment with Star to exchange the stock of EFCC for the stock of Star prior to the TPC Merger. There are valid business, non-tax reasons for the TPC Merger, such as to effect desired operating efficiencies in the corporate structure of EFCC.

                                   Conclusion
                                   ----------

         Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the following opinion that, more likely than not:

                  1. Assuming that the TPC Merger is consummated strictly in accordance with the TPC Merger Agreement and assuming that TPC is merged into EFCC pursuant to New York State law, the TPC Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code.

                  2. EFCC and TPC will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

                  3. No gain or loss will be recognized by TPC shareholders as a result of the exchange of TPC common stock solely for EFCC common stock pursuant to the TPC Merger.

                  4. Each shareholder of TPC who elects to dissent from the TPC Merger and receive cash in exchange for his shares of TPC common stock will be treated as receiving such payment in complete redemption of his shares of TPC, provided such shareholder does not actually or constructively own any TPC common stock after the exchange under the provisions and limitations of Code Section 302.

                  5. The tax basis of the EFCC common stock received by TPC common stockholders will be the same as the basis of the TPC common stock surrendered in exchange therefor.

                  6. The holding period of the EFCC common stock received by the TPC common stockholders will include the period during which the TPC common stock surrendered in exchange therefor was held,

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 7


provided that the TPC common stock is held as a capital asset in the hands of the TPC stockholders on the effective date of the TPC Merger.

                  7. No gain or loss will be recognized by TPC on the transfer of all of its assets to EFCC pursuant to the plan of reorganization.

                  8.  No gain or loss will be recognized by EFCC in the TPC
Merger.

                  9. The tax basis of TPC's assets in the hands of EFCC will be the same as the basis of those assets in the hands of TPC immediately prior to the TPC Merger. The tax basis of TPC's assets in the hands of EFCC will not be increased by any cash paid to dissenters.

                  10. The holding period of the assets of TPC in the hands of EFCC will include the period during which such assets were held by TPC.

         We express no opinion other than as stated above, and any such opinion is not intended to imply or be an opinion on any other matter. This opinion represents only counsel's best legal judgment as to the likely outcome of an issue if properly presented to a court (and assuming the court determines all facts to be consistent with the facts stated in counsel's opinion). However, the opinion has no binding effect or official status of any kind, and the conclusions stated herein are not free from doubt. The IRS or a court may disagree with any or all of our conclusions and, accordingly, there can be no assurance that the IRS will not successfully contest this opinion in the courts or otherwise.

                                   DISCUSSION
                                   ----------

1.  GENERAL

         Section 354(a)(1) of the Code addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

         For purposes of Code Section 354, the term "reorganization" is defined in Code Section 368(a). Code Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 8


consolidation. Regulation Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Code Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States, a State, territory or the District of Columbia.

         The Regulations under Code Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization and a "continuity of interest" therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization. Regulation Section 1.368- 1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired corporation's business assets in the operation of a trade or business.

         Regulation section 1.368-2(g) indicates that in addition to coming within the scope of the specific language of Code Section 368(a), a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to Code Section 368(a). Regulation section 1.368-1(c).

         The continuity of interest requirement mandates that the historic shareholders of the acquired corporation must acquire a definite and substantial interest in the continuing corporation, and stock must represent a material part of the consideration transferred.The Supreme Court, in Nelson Co. v. Helvering,- 296 U.S. 374 (1935), held that equity equal to 38% of the entire consideration constituted a definite and substantial interest in the purchasing corporation. The percentage relates to the proportion of the equity consideration received by the target shareholders in the aggregate to the total consideration paid by the acquiror for target's assets or stock. An historic shareholder is a person who owned the target corporation's stock before the acquisition of target commenced and who purchased such target corporation stock before the formulation of the transaction not in contemplation of the acquiring corporation's subsequent acquisition of the target. It is not necessary that all historic shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition. The IRS has announced that it considers a 50 percent continuity-of-equity interest by

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 9


value to be sufficient.1 Nevertheless, pursuant to the Nelson case, a 40 percent continuity of interest by value on the part of the former historic shareholders of the target should be sufficient.

         In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some unspecified time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended to dispose of the proprietary interest soon after the reorganization2 or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell.3

         In Rev. Rul. 66-23, 1966-1 C.B. 67, the IRS held that the target shareholders must not have a preconceived plan or arrangement for disposing of their acquiring corporation stock; if such plan or arrangement exists, any post-reorganization dispositions of the stock of the acquiring corporation may be stepped together with the initial receipt of such stock in the reorganization. The consequence of applying step transaction principles4 to the subsequent stock disposition is to treat the selling shareholder as having received the sales proceeds on the date of the reorganization for purposes of testing continuity of interest. Nevertheless, target shareholders are free to dispose of their acquiring corporation stock at any time following the reorganization, as long as the disposition results from circumstances existing after the reorganization and not from a
--------
1        Rev. Proc. 77-37, 1977-2 C.B. 568.  This is merely a
         guideline established by the IRS for purposes of
         obtaining a private letter ruling, and is not a
         requirement of substantive law.
2        McDonald's Restaurants of Illinois, Inc. v.
         Commissioner, 688 F.2d 520 (7th Cir. 1982).
3        American Wire Fabrics Corp. v. Commissioner, 16 T.C. 607
         (1951).
4        See infra notes 11-13 and accompanying text.

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 10


preexisting plan.5 During the period of ownership of the acquiring corporation stock, the target shareholders must have unrestricted rights of ownership for an unspecified period of time sufficient to warrant the conclusion that such ownership is definite and substantial.6

         For purposes of Code Section 354, the term "party to a reorganization" is defined in Code Section 368(b), which provides that the term "party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(D), the term "party to a reorganization" includes the corporation which is in control of the acquiring corporation.

         Code Section 356(a)(1) provides that if Code Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Code Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of such other property. Code Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

--------
5        Rev. Rul. 66-23. See also Penrod v. Commissioner,  88 T.C. 1415 (1987);
         Estate of Christian v. Commissioner, 57 T.C.M. (CCH) 1231 (1989). Under Proposed Regulation Section 1.368-1(e), the IRS states that stock dispositions of the acquiring corporation by a former target shareholder generally are not considered for determining continuity of interest. However, under the Proposed Regulations, if the acquiring corporation or a related party purchases the acquiring corporation stock shortly after the reorganization, the facts and circumstances may indicate that the transaction should be recast to treat the acquiring corporation as furnishing cash in the reorganization and not satisfying the continuity of interest requirement. Proposed regulations do not become law until adopted as final regulations, and generally are applied prospectively once adopted. Therefore, Proposed Regulation
         Section 1.368-1(e) is inapplicable to this transaction.  See also infra note 23 and accompanying text.
6        Id.

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 11



         The IRS, in Rev. Rul.  74-515,  1974-2 C.B. 118 and Rev.  Rul.  74-516,
1974-2 C.B. 121, treated the distribution of cash as part of a reorganization and in a transaction subject to Code Section 356 (including cash payments made to dissenting shareholders of the acquired corporation) by applying the redemption principles under Code Section 302. Code Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section. The Supreme Court in Clark v. Commissioner., 489 U.S. 726 (1989), applied the tests of Code Section 302 by viewing the exchange involving cash or other property as a "hypothetical post-reorganization redemption." The Court viewed the exchange as first an exchange of solely stock of the acquiring corporation for the acquired company stock, followed by an exchange by the shareholder of the newly acquired stock for cash from the acquiring corporation. The Code Section 302 tests are applied to the second hypothetical exchange.

         One of the tests of Code Section 302 provides that where there is a complete redemption of all of a shareholder's stock in a corporation (after consideration of the constructive ownership rules of Code Section 302(c)), the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation. Code Section 302(b)(3). The constructive ownership rules of Code Section 302(c) are generally contained in Code Section 318 and provide that an individual or entity is treated as owning the stock owned by certain other related individuals and entities. Where there is a complete termination of the shareholder's interest, the constructive ownership rules may be waived if certain conditions are met.

         In Rev. Rul. 66-365, 1966-2 C.B. 116, the IRS announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring corporation in lieu of fractional shares and is not separately bargained for, such cash payment will be treated under Section 302 of the Code as in redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional shares redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, 1977-2 C.B. 574, the IRS stated that "a ruling will usually be issued under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations will be treated as having been received in part or

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 12


in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

         Under Code Section 358(a)(1),  in the case of an exchange to which Code
Section 354 or Code Section 356 applies, the basis of property which is permitted to be received under such sections without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

         As described above, where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional shares hypothetically received. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Rev. Rul. 66-365.

         Code Section 361(a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan or reorganization, solely for stock or securities in another corporation a party to the reorganization. Code Section 361(b) states that if Code Section 361(a) would apply to an exchange but for the fact that the property received in the exchange consists not only of stock or securities afforded nonrecognition treatment under Code Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance of the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Code Section 361(c) states that as a general rule no gain or loss shall be recognized by a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange.

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 13


         Code Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

         Code Section 362(a) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferors for purposes of the preceding sentence in the instant case is TPC and EFCC.

         Code Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under Code Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

         Code Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in Code Section 1221 as of the date of the exchange. Code Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

2.  THE TPC MERGER

         Code Section 332 provides that under certain conditions a parent corporation will not recognize gain or loss on the receipt of property distributed in complete liquidation of an 80 percent or greater controlled subsidiary. Code Section 337 provides that such subsidiary does not recognize gain or loss on such distributions.

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 14


Minority shareholders participating in a Code Section 332 liquidation, who receive stock of the parent in a statutory merger of the subsidiary into the parent, may avoid recognition of gain or loss if the transaction also qualifies as a reorganization under Code Section 368(a).

         If the parent's stock interest in the subsidiary is "old and cold," there should be continuity of interest to support tax-free reorganization treatment for the minority shareholders on the receipt of the stock of the parent in a statutory merger of the subsidiary into the parent. The last sentence of Section 332(b) of the Code provides, in effect, that the transfer of a subsidiary's property to a parent corporation is not disqualified as a complete liquidation merely because it involves a transfer to the parent of property not attributable to shares owned by the parent, in an exchange described in Code Section 361, and involves the complete cancellation or redemption of minority shares not owned by the parent as a result of exchanges described in Section 354 of the Code.

         Regulation Section 1.332-2(d) provides, in effect, that a complete liquidation otherwise meeting the requirements of Section 332 of the Code is not disqualified from the application of Code Section 332 even though, for purposes of the corporate reorganization provisions, the parent receives property attributable to minority shares not owned by it, and the minority shares are canceled as a result of a tax-free exchange described in Section 354 of the Code. The regulatory example illustrating these rules does not, however, describe the tax consequences to the minority shareholders. See Regulations
Section 1.332-2(e).

         There appears to be no judicial decision holding that a merger of a subsidiary into its parent qualifying under Section 332 of the Code is also a Code Section 368(a)(1)(A) tax-free reorganization as to the minority shareholders. In Rev. Rul. 58-93, 1958-1 C.B. 188, however, the IRS ruled that a merger of a 79% owned subsidiary into its parent (which could not have qualified as a Code Section 332 liquidation) qualified as a tax-free Code Section
368(a)(1)(A) reorganization both as to the corporate entities and as to the minority shareholders who received stock of the parent.7
--------
7 On the facts of this ruling, the merger would not have qualified under Code Section 332 even if the parent had owned 80% of the subsidiary's stock because, immediately prior to the merger, the subsidiary transferred all of its operating assets to its new wholly owned subsidiary which then became a wholly owned subsidiary of the parent. Thus, the business of the subsidiary was not liquidated but was reincorporated in a new subsidiary.

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 15



        In Rev. Rul. 69-617, 1969-2 C.B. 57, the IRS ruled that a merger of a more-than 80% owned subsidiary into its parent, which did not qualify as a liquidation under Code Section 332 because the assets were dropped into another subsidiary of the parent, qualified as a tax-free Code Section 368(a)(1)(A) reorganization as to all parties where the minority shareholders received stock of the parent in the merger.8

         In Priv. Let. Rul. 9351028 (Sept. 28, 1993),9 the IRS ruled that the merger of Corporation S into Corporation P would qualify under Code Section 332(a), where P owned more than 80% of the stock of S. With regard to the minority shareholder of S, the IRS, citing its annual "no-ruling" revenue procedure, did not rule as to whether the transaction would qualify under Code
Section 368(a)(1)(A), but did rule that several of the Code Section 368(a)(1)(A) requirements would be met. The IRS concluded that if the merger of S into P otherwise qualified as a Code Section 368(a)(1)(A) reorganization, the minority shareholder would not recognize gain or loss on the exchange of his minority interest in S stock for P stock, pursuant to Code Section 354(a)(1). Thus, the IRS appears to agree that a merger of a subsidiary into a more than 80% controlling parent may qualify as a reorganization with respect to the minority shareholders, while being treated as a Code Section 332 liquidation with respect to the parent.10

         Since a sufficiently large portion of the ownership of the stock of TPC is "old and cold," and since EFCC owns approximately 83 percent of TPC, a statutory merger of TPC into EFCC should satisfy the continuity of interest requirement (as well as the other requirements) for a valid Code Section 368(a)(1)(A) reorganization, and the receipt of EFCC's stock by the TPC minority
--------
8 The ruling stated that "the fact that [the parent] owned more than 80% of the stock of [the subsidiary] does not prevent the transfer of the assets of [the subsidiary] to [the parent] from qualifying as a statutory merger, where such assets are transferred to another subsidiary."
9 Private Letter Rulings may not be relied upon or otherwise cited as precedent. However, we believe it is appropriate to refer to them in order to demonstrate an administrative position previously taken by the Service.
10       See also Priv. Let. Rul. 8825048 (Mar. 23, 1988).

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 16


shareholders should be tax free under Code Section 354. In addition, EFCC and TPC will not recognize any gain or loss pursuant to Code Sections 332 and 337.

         A tax-free transaction in which a target corporation's stock is transferred to new shareholders followed by a subsequent tax-free reorganization of the target corporation into another corporation should be respected if such initial transaction has independent significance and a business purpose.11 Under the step transaction doctrine, an analysis is made of the separate steps of a transaction to determine whether each step should be accorded independent legal significance or whether the steps should be treated as related steps in one unified transaction and "stepped together" to produce the actual result.12 The courts have established several tests to determine whether the doctrine is applicable -- the "end result" test, the "interdependence test" and the "binding commitment test."13 Although it is generally unclear which of these tests should be given the greatest weight in any particular case, we believe the interdependence test is the most relevant to this transaction.

         In  the  instant  case,  the  TPC  Merger  should  be  deemed  to  have independent  significance  and a  business  purpose  and,  therefore,  should be respected.  Under the "end  result"  test,  since the TPC  Merger is a  separate transaction grounded in economic and legal reality, its form should be respected. We believe that the IRS would not have a reasonable justification for disregarding or otherwise rearranging the steps in a less advantageous manner for the taxpayers even if a less advantageous structure could be
--------
11       See Weikel v. Commissioner, 51 T.C.M. (CCH) 432 (1986).
         Even if the TPC Merger is not respected as a separate
         Code Section 368(a)(1)(A) reorganization, it should be
         treated as a Code Section 332 liquidation.  See Priv.
         Let. Rul. 8713033 (Dec. 29, 1986); Priv. Let. Rul.
         8425081 (Mar. 21, 1984); Priv. Let. Rul. 8032114 (May,
         1980); Priv. Let. Rul. 8024137 (Mar. 20, 1980).  See also
         infra notes 21-22 and accompanying text.
12       King Enterprises, Inc. v. U.S., 418 F.2d 511 (Ct. Cl.
         ------------------------------
         1969).
13       Id; McDonald's Restaurant of Illinois, Inc. v.
         Commissioner, 688 F.2d 520 (7th Cir. 1982); Redding v.
         Commissioner, 630 F.2d 1169 (7th Cir. 1980) cert. denied
         450 U.S. 913 (1981); Commissioner v. Gordon, 391 U.S. 83
         (1968).

Extended Family Care Corporation
T.P.C. Home Care Services, Inc.
July 24, 1997
Page 17

construed. Under the "binding commitment test", TPC and EFCC do not have a binding commitment with Star to exchange the stock of EFCC for the stock of Star prior to the approval and commitment to the TPC Merger. Under the interdependence test, TPC and EFCC intended to complete the TPC Merger whether or not the Star Merger was finalized. The Star Merger is not a condition to the occurrence of the TPC Merger (although the TPC Merger is a condition to the Star Merger). There is a real possibility that the TPC Merger will occur without the closing of the Star Merger. The TPC Merger will not be fruitless without the Star Merger.

         There are real legal implications and potential economic consequences to the TPC Merger; for example, the TPC minority shareholders will acquire dissenters' rights in the TPC Merger. There are valid business reasons for the TPC Merger, such as to effect desired operating efficiencies in the corporate structure of EFCC by simplifying the current two-tiered structure, which no longer serves any business purpose and entails a substantial cost to maintain due to dual financial reporting, disclosure and administrative requirements, and to make it more attractive to Star or any other potential purchaser if the Star Merger does not close. Thus, the subsequent Star Merger should not disqualify the TPC Merger as a tax-free reorganization.

                                                Very truly yours,

                                                /s/ Stephen M. Breitstone

                                                Meltzer, Lippe, Goldstein, Wolf
                                                        & Schlissel, P.C.

                              Extended Family Care Corporation
                                  One Old Country Road
                                Carle Place, New York 11514






                                           July 24, 1997




Meltzer, Lippe, Goldstein,
   Wolf & Schlissel, P.C.
190 Willis Avenue
Mineola, NY  11501

Ladies and Gentlemen:

         The following facts and representations are being furnished to you in connection with the preparation of your tax opinion to be provided in connection with the TPC Merger (as defined below) and we understand that you will be relying on such facts and representations in delivering your opinion. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Plan and Agreement of Merger of T.P.C. Home Care Services, Inc. with and into Extended Family Care Corporation, dated as of March 18, 1997 (the "TPC Merger Agreement").

         (a) The merger of T.P.C. Home Care Services, Inc. ("TPC") with and into Extended Family Care Corporation ("EFCC") (the "TPC Merger") will be effected in accordance with the Plan and Agreement of Merger of TPC with and into EFCC dated as of March 18, 1997 and pursuant to New York State law.

         (b) The fair market value of the EFCC common stock received by each TPC shareholder will be approximately equal to the fair market value of the TPC stock surrendered in the exchange.

Meltzer, Lippe, et. al.
July 24, 1997
Page 2


         (c) The minority shareholders of TPC acquired their TPC stock before the formulation of any plan in connection with the TPC Merger and not in contemplation of EFCC's subsequent acquisition of TPC.

         (d) As of the Effective Time, there will be no binding commitment or preconceived plan or arrangement on the part of the shareholders of TPC to sell, exchange or otherwise dispose of any of their EFCC stock received in the TPC Merger (including EFCC shares held prior to the TPC Merger), other than pursuant to the merger of EFCC with and into EFCC Acquisition Corp. (the "Star Merger").

         (e) EFCC has no plan or intention to reacquire any of its stock issued in the TPC Merger.

         (f) EFCC has no plan or intention to sell or otherwise dispose of any of the assets or stock of TPC acquired in the TPC Merger, except pursuant to the Star Merger.

         (g) The liabilities of TPC assumed by EFCC and the liabilities to which the transferred assets of TPC are subject were incurred by TPC in the ordinary course of its business and are associated with the business of TPC.

         (h) EFCC and the shareholders of TPC will pay their respective expenses, if any, incurred in connection with the TPC Merger and will not pay any of the expenses of the other in connection with the TPC Merger. EFCC will pay or assume only those expenses of TPC that are solely and directly related to the TPC Merger in accordance with the guidelines established in Rev. Rul.
73-54, 1973-1 C.B. 187.

         (i) There is no intercorporate indebtedness existing between EFCC and TPC that was issued, acquired or will be settled at a discount.

         (j) EFCC and TPC are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

         (k) As of the Effective Time, TPC will not be under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

Meltzer, Lippe, et. al.
July 24, 1997
Page 3

         (l) The fair market value of the assets of TPC transferred to EFCC will equal or exceed the sum of the liabilities assumed by EFCC plus the amount of liabilities, if any, to which the transferred assets are subject.

         (m) No cash will be paid to any of the shareholders of TPC pursuant to the TPC Merger other than cash payments to dissenting shareholders.

         (n) None of the compensation received by any shareholder- employees of TPC will be separate consideration for, or allocable to, any of their shares of TPC stock; none of the shares of EFCC stock received by any shareholder-employees of TPC will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         (o) TPC and EFCC intend to complete the TPC Merger whether or not the Star Merger is finalized. The Star Merger is not a requirement for the occurrence of the TPC Merger. TPC and EFCC do not have a binding commitment with Star to exchange the stock of EFCC for the stock of Star prior to the TPC Merger. There are valid business, non-tax reasons for the TPC Merger, such as to effect desired operating efficiencies in the corporate structure of EFCC.

         EFCC acknowledges that your tax opinion may not accurately describe the effects of the TPC Merger if any of the foregoing facts or representations are inaccurate.

                                                            Very truly yours,

                                                             /s/ Joseph Heller

                                                           Extended Family Care
                                                           Corporation